UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 25, 2014

XUMANII, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	333-169280	90-09582397
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

  9550 South Eastern Ave. Suite 253-A86
Las Vegas, NV  89123

(Address of principal executive offices)(Zip Code)

800-416-5934

(Registrant's Telephone Number, Including Area Code)

Item 8.01 Other events

Xumanii (DBA Imerjn, OTCQB: XUII), announced that it has completed the acquisition of Rocky Mountain Tracking "RMT"), an established provider of GPS tracking solutions in North America. The Company has signed a definitive agreement to acquire RMT Leasing Inc. and its subsidiary Rocky Mountain Tracking Inc. This transaction is not subject to any further action and is effective immediately.

For the year ending December 31, 2013, RMT generated revenues of $1.4 million and pro forma EBITDA of approximately $200,000. Xumanii acquired RMT for $3.1 million consisting of a combination of cash, a note and preferred stock . Most or all of the employees of RMT will continue with Imerjn.

RMT has been a leading provider of GPS tracking solutions since 2003. It offers several GPS trackers and GPS tracking systems that are ideal for personal or business use. RMT's software is proprietary and enables users to track the movement of virtually anything using superior tracking devices.

The company has 75 days to complete a financial audit of RMT. Therefore, more detailed financial information will be provided upon completion of the audit in a subsequent 8K and in the company's 10K and other filings.

* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules may have been omitted. If so, such exhibits and schedules will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Xumanii International Holdings Corp, Inc.

Date: July 25, 2014	By:	/s/ Adam Radly
Adam Radly
Chairman & Chief Executive Officer